Exhibit 4.1.3

AMENDMENT NO. 2 TO CREDIT AGREEMENT

     This AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”) is dated as of January 28, 2005 and is by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, individually as a Lender and as Agent for the Lenders (“Agent”), AMEDISYS, INC., a Delaware corporation (“Holdings”), and each of the other Borrowers under the Credit Agreement (described below) named on the signature pages hereto (collectively with Holdings, the “Borrowers” and, individually, a “Borrower”).

W I T N E S S E T H:

     WHEREAS, pursuant to that certain Credit Agreement dated as of April 28, 2004, by and among Agent, the Lenders from time to time party thereto (“Lenders”), Borrowers and the other Credit Parties signatory from time to time thereto (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), Agent and Lenders agreed, subject to the terms and provisions thereof, to provide certain loans and other financial accommodations to Borrowers;

     WHEREAS, Borrowers desire that Agent and Lenders amend the Credit Agreement in certain respects;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 2 below, and in reliance on the representations and warranties set forth in Section 4 below, the Credit Agreement is amended as follows:

     (a) The first sentence of Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

     “No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders and only so long as such conditions have been satisfied or waived prior to February 4, 2005:”

     (b) The defined term “Commitment Termination Date” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety as follows:

     “Commitment Termination Date” means the earliest of (a) April 28, 2008, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0), and (d) February 4, 2005 if the Closing Date has not occurred on or prior to such date.”

     2. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent or concurrent:

     (a) Agent shall have received this Amendment executed by Borrowers and the Requisite Lenders;

     (b) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent, Lenders and their respective legal counsel; and

     (c) No Default or Event of Default shall have occurred and be continuing, both before and after giving effect to the provisions of this Amendment.

     3. References; Effectiveness. Agent, Lenders and Borrowers hereby agree that, upon the effectiveness of this Amendment, all references to the Credit Agreement which are contained in any of the other Loan Documents shall refer to the Credit Agreement as modified by this Amendment.

     4. Representations and Warranties. To induce Lenders to enter into this Amendment, each Borrower hereby represents and warrants to Lenders that:

     (a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties remain true and accurate on and as of such earlier date);

     (b) This Amendment constitutes the legal, valid and binding obligation of such Borrower and is enforceable against such Borrower in accordance with its terms;

     (c) There is no Default or Event Default in existence and none would result from the consummation of the transactions described in, and the subject of, this Amendment; and

     (d) The execution and delivery by each Borrower of this Amendment does not require the consent or approval of any person or entity, except such consents and approvals as have been obtained.

     5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

     6. Continued Effectiveness. Except as modified hereby, the Credit Agreement and each of the Loan Documents shall continue in full force and effect according to its terms.

     7. Costs and Expenses. Each Borrower, jointly and severally, shall be responsible for payment of all costs and expenses (which shall include reasonable fees and actual expenses of Agent’s counsel, including any in-house counsel employed for this purpose) of Agent in connection with the preparation of this Amendment, which costs and expenses shall be deemed to be Obligations secured by the Credit Agreement and the other Loan Documents.

[Signature page follows]

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

By:	/s/ Jeffrey P. Hoffman

Name:	Jeffrey P. Hoffman

Title:	Duly Authorized Signatory

BORROWERS:

AMEDISYS, INC.
AMEDISYS HOME HEALTH, INC. OF ALABAMA
AMEDISYS HOME HEALTH, INC. OF FLORIDA
AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA
AMEDISYS HOME HEALTH, INC. OF VIRGINIA
HOME HEALTH OF ALEXANDRIA, INC.
AMEDISYS LOUISIANA, L.L.C.
AMEDISYS LA ACQUISITIONS, L.L.C.
AMEDISYS PRIVATE DUTY OF GEORGIA, INC.
AMEDISYS, INC.
AMEDISYS GEORGIA, L.L.C.
AMEDISYS NORTHWEST, L.L.C.
AMEDISYS NORTH CAROLINA, L.L.C.
AMEDISYS OKLAHOMA, L.L.C.
AMEDISYS TENNESSEE, L.L.C.
AMEDISYS SPECIALIZED MEDICAL SERVICES, INC.
AMEDISYS QUALITY OKLAHOMA, L.L.C.
AMEDISYS EQUITY GROUP, L.L.C.
AMEDISYS HEALTH MANAGEMENT, L.L.C.
AMEDISYS TEXAS, LTD
AMEDISYS ARKANSAS, LLC
AMEDISYS DIABETIC SUPPLY, L.L.C.
AMEDISYS HOSPICE, L.L.C.
AMEDISYS MISSISSIPPI, L.L.C.
AMEDISYS SOUTH FLORIDA, L.L.C.

By	/s/ Gregory H. Browne

Name	Gregory H. Browne

Title	Chief Financial Officer